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                                                    Exhibit 23





                  CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
USAir Group, Inc.:

We consent to the use of our report dated June 16, 1995, on the statement of net assets available for plan benefits as of Decem-ber 31, 1994 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1994 for the USAir, Inc. Employee Savings Plan (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by USAir Group, Inc. for the year ended December 31, 1994, and to the incorporation by reference of such report in the Registration Statement, as amended, on Form S-8 pertaining to the Plan (File No. 33-44835).




                                      /s/ KPMG Peat Marwick LLP



Washington, D.C.
July 10, 1995














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